Exhibit 10.4
November 25, 2008
Dr. Pol F. Boudes
10 Setting Sun Drive
Hackettstown, NJ 07840
Dear Pol:
On behalf of Amicus Therapeutics, Inc. (“Amicus” or the “Company”), I am pleased to confirm our offer to you for the position of Chief Medical Officer reporting to the Chief Executive Officer. Your start date will be mutually agreed upon but no later than January 19, 2009.
Prior to the commencement of your employment you will be required to execute the Company’s Confidentiality, Disclosure and Non-Competition Agreement. A copy of this agreement is attached. In addition, as a condition of employment Amicus requires a pre-employment drug screening.
In consideration for all your services to be rendered to the Company your annual base salary will be $340,000, to be paid bi-weekly in accordance with the Company’s payroll practices. As in accordance with the Company’s Management Bonus Program, upon the completion of mutually agreed upon individual goals and objectives as well as the achievement of specific Company goals, you will be eligible to receive a year end bonus target of 40% of your base salary, the details of the Bonus Program are enclosed. Once you agree to join Amicus, payable with your first paycheck, you will receive a sign on bonus of $125,000 minus customary deductions. Should you resign within twelve (12) months of your start date, you will be required to reimburse the company the full amount of the sign on bonus.
Upon approval by the Company’s Compensation Committee, you will receive an incentive stock option to purchase 100,000 shares of the Company’s common stock (the “Common Stock”) pursuant to a stock option agreement in form and substance acceptable to the Company. The options will become exercisable over a four-year period as follows: 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly increments thereafter. The exercise price of the options will be the fair market value of the Company’s common stock on the date of grant. Shares issuable upon exercise of each option will be subject to certain transfer restrictions including the right of first refusal. Additionally, exercise of the options will be governed in accordance with the provisions of the Company’s stock option plan.
You will be eligible to participate in the Company’s health benefits program and are eligible to participate in the Company’s 401(k) as well as any other employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available.

6 Cedar Brook Drive	Cranbury, NJ 08512	T: 609-662-2000	F: 609-662-2001	www.amicustherapeutics.com

Dr. Pol Boudes
November 25, 2008
Page #2 of 4
You will be eligible for paid Company holidays as outlined in our Holiday Policy and you will be eligible for twenty (20) days paid vacation, three weeks during the year and one between Christmas and New Years. Vacation accrues on a monthly basis. Because the Company expects to regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time. The Company will offer you certain benefits in connection with your intended relocation closer to our location in Cranbury. You will find the details of these benefits enclosed. In the event that any of these benefits do not qualify for tax benefits under the Federal tax laws, the Company will provide you these benefits on a grossed-up basis. You must complete your entire move within 12 months of your date of hire. Should you voluntarily resign your employment within 12 months of your date of hire, you will owe the company the appropriate prorated portion of this relocation. Prior to engaging in the relocation process, you must sign a separate relocation agreement
If you are terminated without Cause, you will be eligible to receive the following:
1.	six (6) months salary continuation;
2.	an additional six (6) months of option vesting;
3.
in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of termination; and

4.
you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of termination and run concurrently with the period of salary continuation.

For purposes of this Agreement, “Cause” means termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2) misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.
If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within twelve (12) months of such Change in Control Event, then (i) you will be entitled to receive twelve (12) months of salary continuation, plus, in the event that the resignation for Good Reason or termination without Cause following a change in control event occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your resignation or termination. In addition, you will be entitled to continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of resignation or termination and run concurrently with the period of salary continuation, and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

Dr. Pol Boudes
November 25, 2008
Page #3 of 4
“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sales or disposition of all or substantially all of the Company’s assets. “Good Reason” means (i) a change in your position with the Company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of the Company or its successor greater than 50 miles away from the then current location of the Company’s principal offices.
Your right to receive accelerated vesting and severance payments shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties, in a form acceptable to the Company.
It is important that you understand that the Company does not guarantee employment for any specific period of time. You will be employed on an “at-will” basis. This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company’s right to terminate your employment, at any time, for any reason, with or without prior notice or cause.
In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation that they have the legal right to work in the United States. A copy of Form I-9 and a list of the acceptable documents confirming your right to work in the United States are also attached for your convenience.
To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return it to my attention by December 1, 2008. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Amicus Therapeutics, Inc., and constitutes agreement to conform to Amicus Therapeutics, Inc. rules and procedures. By signing below, you agree that this letter represents the complete understanding of the terms and conditions of your employment with Amicus and that this letter supercedes and replaces the terms of all other letters or agreements made previously between you and Amicus. You also agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you.

Dr. Pol Boudes
November 25, 2008
Page #4 of 4
The formality of this letter not withstanding, I extend my personal best wishes and sincere pleasure that you are joining our team. I look forward to working with you.
Sincerely,
/s/ S. NICOLE SCHAEFFER

S. Nicole Schaeffer
Senior Vice President
Human Resources & Leadership Development
I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By:	/s/ POL F. BOUDES Pol F. Boudes